Exhibit 99.1


   Rock-Tenn Company Reports First Quarter Fiscal Year 2006 Results


    NORCROSS, Ga.--(BUSINESS WIRE)--Jan. 26, 2006--Rock-Tenn Company (NYSE:RKT) today reported financial results for the quarter ended
December 31, 2005.

    First Quarter Developments

    -- Net sales for the first quarter of fiscal 2006 were $490.4 million, an increase of $104.6 million, or 27.1%, from net sales of $385.8 million in the first quarter of fiscal 2005.

    -- The Company reported a net loss of $9.0 million, or $0.25 per diluted share, for the quarter compared to net income of $0.5 million, or $0.01 per diluted share, in the prior year quarter.

    -- Higher energy costs, primarily in the Company's paperboard mills, reduced operating income by $10.7 million, or $0.18 per diluted share.

    -- Non-allocated costs increased by $2.1 million, or $0.04 per diluted share, primarily due to increased audit and Sarbanes-Oxley compliance costs.

    -- Operating income was reduced by combined restructuring and operating losses of $2.0 million, or $0.04 per diluted share, at the Company's Waco and Marshville folding carton facilities that were closed in the first quarter of fiscal 2006.

    -- The Company recorded income tax expense of $1.4 million, or $0.04 per diluted share, attributable to a change in deferred taxes from a tax law change in Quebec.

    Segment Results

    Packaging Products Segment

    Packaging Products segment net sales were $301.1 million in the first quarter of fiscal 2006 compared to $221.8 million in the first quarter of fiscal 2005. The increase was primarily due to sales from the Gulf States Paperboard and Packaging ("GSPP") assets acquired in June 2005. Packaging Products segment operating income increased $1.5 million in the first quarter of fiscal 2006 to $6.8 million compared to $5.3 million in the first quarter of fiscal 2005.

    Merchandising Displays Segment

    Merchandising Displays segment net sales were $75.4 million in the first quarter of fiscal 2006 compared to $79.5 million in the prior year quarter. Operating income for the segment increased to $3.2 million in the first quarter of fiscal 2006, compared to $2.7 million in the first quarter of fiscal 2005, as margins improved slightly in what is typically the segment's weakest seasonal quarter.

    Paperboard Segment

    Paperboard segment net sales increased to $187.7 million in the first quarter of fiscal 2006 from $128.7 million in the first quarter of fiscal 2005, primarily as a result of sales of bleached paperboard and pulp. The segment recorded an operating loss of $1.0 million in the first quarter of fiscal 2006 compared to operating income of $4.4 million in the prior year quarter. Purchased energy costs for natural gas and fuel oil increased $9.9 million compared to the prior year quarter. Segment results also were reduced in line with the Company's expectations due to the annual maintenance shutdown of the Company's bleached paperboard mill.

    Chairman and Chief Executive Officer's Statement

    Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "We expected December 2005 quarter results to be materially lower than last year's December quarter's results. The decline in earning per share was primarily due to the first fiscal quarter spike in natural gas prices following Hurricane Katrina. NYMEX prompt month closing prices peaked at $13.91 per mmbtu in October, 2005 and higher natural gas and oil prices reduced our earnings by $0.18 per share. Excluding the effects of higher energy costs and one-time items, improvements in our operations, acquisition synergies, and the beginning effects of lower fiber prices increased operating income by $2.2 million, or $0.04 per share, compared to the results for the first quarter of fiscal 2005.
    "Beginning in the second fiscal quarter of 2006, we expect to realize price increases for recycled paperboard and corrugating medium from published index price increases, lower recycled fiber costs due to significant weakening in recovered paper prices, lower energy costs and seasonally stronger demand for our products. With significant improvements in operating conditions and the accretion we expect from the GSPP acquisition, we believe our results for the balance of the fiscal year will improve compared to our first quarter results. We expect Credit Agreement EBITDA for fiscal year 2006 at or above our current Credit Agreement EBITDA of $195 million."

    Financing

    Rock-Tenn's net debt was $874.6 million at December 31, 2005 compared to $876.0 million at September 30, 2005.

    Cash Provided By Operating Activities

    Net cash provided by operating activities in the first quarter of fiscal 2006 was $17.3 million compared to cash provided by operating activities from continuing operations of $22.4 million in the prior year quarter.

    Conference Call

    The Company will host a conference call to discuss its results of operations for the first quarter of fiscal 2006 and other topics that may be raised during the discussion at 11:00 a.m., Eastern Time, on Thursday, January 26, 2006. The conference call will be webcast and can be accessed, along with a copy of this press release and any other statistical information related to the conference call, at www.rocktenn.com.

    About Rock-Tenn Company

    Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with combined pro forma net sales of approximately $2.1 billion and operating locations in the United States, Canada, Mexico, Argentina and Chile. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.

    Cautionary Statements

    Statements herein regarding, among others, expectations regarding price increases, material and energy costs, market and seasonal demand, earnings accretion and expected financial performance constitute forward-looking statements within the meaning of the federal securities laws. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding, among other things, expected economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. There are many factors that impact these forward-looking statements that we cannot predict accurately. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for the Company's products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain customers; and adverse changes in general market and industry conditions. Such risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Business -- Forward-Looking Information" and "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.


                           ROCK-TENN COMPANY
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

----------------------------------------------------------------------
                                            FOR THE THREE MONTHS ENDED
                                            December 31, December 31,
                                                   2005         2004
----------------------------------------------------------------------

NET SALES                                    $  490,448   $  385,817

Cost of Goods Sold                              430,840      330,816
----------------------------------------------------------------------

Gross Profit                                     59,608       55,001
Selling, General and Administrative
 Expenses                                        57,178       45,801
Restructuring and Other Costs                       970          476
----------------------------------------------------------------------

Operating Profit                                  1,460        8,724
Interest Expense                                (13,860)      (6,448)
Interest and Other Income                            52          176
Income from Unconsolidated Joint Venture          1,552          143
Minority Interest in Income of
    Consolidated Subsidiaries                    (1,298)        (865)
----------------------------------------------------------------------

INCOME (LOSS) BEFORE INCOME TAXES               (12,094)       1,730

Provision (Benefit) for Income Taxes             (3,118)       1,248
----------------------------------------------------------------------

NET INCOME (LOSS)                            $   (8,976)  $      482
----------------------------------------------------------------------

Weighted Average Common Shares
 Outstanding-Diluted                             35,831       35,881
----------------------------------------------------------------------
Diluted Earnings (Loss) Per Share            $    (0.25)  $    0.01
----------------------------------------------------------------------

                           ROCK-TENN COMPANY
                          SEGMENT INFORMATION
                              (UNAUDITED)
                  (IN THOUSANDS, EXCEPT TONNAGE DATA)

----------------------------------------------------------------------

                                            FOR THE THREE MONTHS ENDED
                                            December 31, December 31,
                                                   2005         2004
----------------------------------------------------------------------

NET SALES:

Packaging Products Segment                  $  301,086    $  221,764
Merchandising Displays Segment                  75,396        79,510
Paperboard Segment                             187,666       128,703
Intersegment Eliminations                      (73,700)      (44,160)
----------------------------------------------------------------------

TOTAL                                       $  490,448    $  385,817
----------------------------------------------------------------------

INCOME (LOSS) BEFORE TAXES:

Packaging Products Segment                  $    6,817    $    5,274
Merchandising Displays Segment                   3,188         2,688
Paperboard Segment                                (992)        4,354

----------------------------------------------------------------------

Segment Income                              $    9,013    $   12,316

Restructuring and Other Costs                     (970)         (476)
Non-Allocated Expense                           (5,031)       (2,973)
Interest Expense                               (13,860)       (6,448)
Interest and Other Income                           52           176
Minority Interest in Income of
 Consolidated Subsidiary                        (1,298)         (865)
----------------------------------------------------------------------

INCOME (LOSS) BEFORE TAXES                  $  (12,094)   $    1,730

----------------------------------------------------------------------

Recycled Paperboard Shipped (in tons)          253,032       253,257
SBS Board Shipped (in tons)                     79,152           ---
Pulp Shipped (in tons)                          14,994           ---
----------------------------------------------------------------------

                           ROCK-TENN COMPANY
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (UNAUDITED)
                            (IN THOUSANDS)

----------------------------------------------------------------------

                                           FOR THE THREE MONTHS ENDED
                                           December 31, December 31,
                                                  2005         2004

----------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                           $    (8,976)  $       482

Items in income not affecting cash:
Depreciation and amortization                    25,786        18,451
Deferred income taxes                             3,935         1,177
Share based compensation expense                    723           400
Income tax benefit of employee stock
 options                                            ---           125
Loss on disposal of property, plant and
 equipment and other, net                            58            65
(Gain) loss on currency translation                 (66)          383
Income from unconsolidated joint venture         (1,552)         (143)
Minority interest in income of consolidated
 subsidiary                                       1,298           865
Impairment gain and other non-cash items            ---          (857)
Pension funding less than expense                 4,301         3,349
Net changes in operating assets and
 liabilities                                     (8,202)       (1,908)

----------------------------------------------------------------------

CASH PROVIDED BY OPERATING ACTIVITIES            17,305        22,389

----------------------------------------------------------------------

INVESTING ACTIVITIES:

Capital expenditures                            (13,512)      (10,174)
Purchases of marketable securities                  ---       (89,560)
Maturities and sales of marketable
 securities                                         ---        84,560
Cash paid for purchase of businesses, net
 of cash received                                   (18)          (75)
Proceeds from sale of property, plant and
 equipment                                          292         2,043

----------------------------------------------------------------------

CASH USED FOR INVESTING ACTIVITIES              (13,238)      (13,206)

----------------------------------------------------------------------

FINANCING ACTIVITIES:

Net repayments to revolving credit
 facilities                                     (91,900)          ---
Additions to debt                                84,243           ---
Repayments of debt                               (3,934)       (6,104)
Debt issuance costs                                (242)          (64)
Issuance of common stock                          1,591         1,824
Excess tax benefits from share based
 compensation                                        58           ---
Cash dividends paid to shareholders              (3,277)       (3,222)
Distribution to minority interest                  (525)         (525)

----------------------------------------------------------------------

CASH USED FOR FINANCING ACTIVITIES              (13,986)       (8,091)

----------------------------------------------------------------------

Effect of exchange rate changes on cash            (425)          205

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (10,344)        1,297

Cash and cash equivalents:
Beginning of period                              26,839        28,661

----------------------------------------------------------------------

End of period                               $    16,495   $    29,958

----------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH  FLOW
 INFORMATION:
Cash paid during the period for:
     Income taxes, net of refunds           $     2,418   $     2,001
     Interest, net of amounts capitalized         7,344           313

----------------------------------------------------------------------

                           ROCK-TENN COMPANY
                 CONDENSED CONSOLIDATED BALANCE SHEET
                              (UNAUDITED)
                            (IN THOUSANDS)

----------------------------------------------------------------------
                                        DEC. 31,   SEPT. 30,  DEC. 31,
                                           2005        2005      2004
----------------------------------------------------------------------

ASSETS:

Cash and cash equivalents            $   16,495 $   26,839 $   29,958

Investment in marketable securities         ---        ---     33,230

Receivables - net                       192,751    199,493    154,970

Inventories - at LIFO cost              196,650    201,965    134,057

Other current assets                     42,107     30,484     25,399

Current assets held for sale              5,082      3,435        804

----------------------------------------------------------------------

TOTAL CURRENT ASSETS                    453,085    462,216    378,418

----------------------------------------------------------------------

Land, building and equipment - net      872,618    885,005    549,868

Intangible and other assets             455,613    451,213    345,808

----------------------------------------------------------------------

TOTAL ASSETS                         $1,781,316 $1,798,434 $1,274,094

----------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY:

Current maturities of debt           $   96,720 $   62,079 $   78,116
Hedge adjustments resulting from
 terminated interest rate
 derivatives or swaps                       ---        ---      1,401
Hedge adjustments resulting from
 existing interest rate
 derivatives or swaps                       ---        ---       (417)
                                     ---------- ----------- ----------
Total current portion of debt            96,720     62,079     79,100

Other current liabilities               212,812    217,131    171,913

----------------------------------------------------------------------

TOTAL CURRENT LIABILITIES               309,532    279,210    251,013

----------------------------------------------------------------------

Long-term maturities of debt            794,420    840,747    381,496
Hedge adjustments resulting from
 terminated interest rate
 derivatives or swaps                    11,813     12,255     18,514
Hedge adjustments resulting from
 existing interest rate
 derivatives or swaps                      ---        ---     (3,509)
                                     ---------- ----------- ----------
Total long-term debt, less current
 maturities                             806,233    853,002    396,501

Accrued pension                         110,931    106,767     82,613

Deferred income taxes                    86,184     82,974     86,529

Other long-term liabilities               3,613      3,655      4,068

Minority interest                        17,455     16,604      7,792

Shareholders' equity                    447,368    456,222    445,578

----------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                              $1,781,316 $1,798,434 $1,274,094

----------------------------------------------------------------------

Rock-Tenn Company Quarterly Statistics

Paperboard Group Operating Statistics

                       1st      2nd      3rd      4th
                       Quarter  Quarter  Quarter  Quarter  Fiscal Year
                      ------------------------------------------------
Average Price Per Ton(a)
----------------------
All Tons
     2004                 $422     $424     $439     $455        $435
     2005                  467      472      491      523         492
     2006                  523

Tons Shipped
-------------
Coated and Specialty(a)
     2004              230,710  248,743  248,078  224,881     952,412
     2005              210,566  209,706  211,628  209,721     841,621
     2006              208,047


Corrugated Medium
     2004               43,880   42,942   44,667   46,103     177,592
     2005               42,691   45,228   44,758   44,841     177,518
     2006               44,985

Bleached Paperboard
     2005                  ---      ---   26,713   84,169     110,882
     2006               79,152

Market Pulp
     2005                  ---      ---    6,933   23,104      30,037
     2006               14,994

Total
     2004              274,590  291,685  292,745  270,984   1,130,004
     2005              253,257  254,934  290,032  361,835   1,160,058
     2006              347,178

(a) Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our joint venture with LaFarge North America, Inc.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Operating Income
(In Thousands)

                       1st      2nd      3rd      4th
                       Quarter  Quarter  Quarter  Quarter  Fiscal Year
                      ------------------------------------------------

Packaging Segment Sales
     2004             $208,875 $231,772 $231,526 $235,912    $908,085
     2005              221,764  218,792  239,211  314,210     993,977
     2006              301,086
Packaging Income
     2004               $7,037  $10,208  $11,714   $9,038     $37,997
     2005                5,274    5,722   10,648   11,773      33,417
     2006                6,817
Return On Sales
     2004                  3.4%     4.4%     5.1%     3.8%        4.2%
     2005                  2.4%     2.6%     4.5%     3.7%        3.4%
     2006                  2.3%

Merchandising Displays Segment Sales
     2004              $73,518  $77,440  $75,841  $91,475    $318,274
     2005               79,510   86,090   83,521   84,691     333,812
     2006               75,396

Merchandising Displays Income
     2004               $5,932   $7,507   $6,096   $9,540     $29,075
     2005                2,688    4,835    6,398    7,175      21,096
     2006                3,188

Return on Sales
     2004                  8.1%     9.7%     8.0%    10.4%        9.1%
     2005                  3.4%     5.6%     7.7%     8.5%        6.3%
     2006                  4.2%

Paperboard Segment Sales
     2004             $128,262 $136,142 $138,560 $136,918    $539,882
     2005              128,703  131,831  154,929  199,980     615,443
     2006              187,666
Paperboard Income (Loss)
     2004               $3,130   $2,361   $2,639   $7,621    $ 15,751
     2005                4,354    3,650    7,597   15,996      31,597
     2006                 (992)
Return on Sales
     2004                  2.4%     1.7%     1.9%     5.6%        2.9%
     2005                  3.4%     2.8%     4.9%     8.0%        5.1%
     2006                 (0.5)%

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Thousands except EPS Data)


                       1st      2nd      3rd      4th
                       Quarter  Quarter  Quarter  Quarter  Fiscal Year
                      ------------------------------------------------

Net Income (Loss)
     2004              $11,879   $2,910  $(3,726)  $6,585     $17,648
     2005                  482      240   11,982    4,910      17,614
     2006               (8,976)

Diluted EPS
     2004                $0.34    $0.08   $(0.11)   $0.18       $0.50
     2005                 0.01     0.01     0.33     0.14        0.49
     2006                (0.25)

Depreciation & Amortization
     2004              $18,602  $18,557  $18,387  $18,643     $74,189
     2005               18,451   18,579   20,493   26,517      84,040
     2006               25,786

Capital Expenditures
     2004              $15,421  $14,923  $18,269  $12,210     $60,823
     2005               10,174   12,278   11,742   20,132      54,326
     2006               13,512


    Non-GAAP Measures

    Net Debt

    We have defined the non-GAAP measure net debt to include the aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing interest rate derivatives or swaps, the balance of our cash and cash equivalents and certain other investments that we consider to be readily available to satisfy such debt obligations.

    Rock-Tenn management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Total Current Portion of Debt and Total Long-term Debt, Less Current Portion:


In Thousands                              Dec. 31, Sept. 30,
                                             2005      2005
                                         ---------  --------
Total Current Portion of Debt           $  96,720  $ 62,079
Total Long-term Debt, Less Current
 Portion                                  806,233   853,002
                                         ---------  --------
                                          902,953   915,081
Less:  Hedge Adjustments Resulting From
     Terminated Interest Rate
      Derivatives or Swaps                (11,813)  (12,255)
Less:  Hedge Adjustments Resulting From
     Existing Interest Rate Derivatives
      or Swaps                                ---       ---
                                         ---------  --------
Debt Net of Hedge Adjustments             891,140   902,826
Less:  Cash and Cash Equivalents          (16,495)  (26,839)
Less:  Investment in Marketable
 Securities                                   ---       ---
                                         ---------  --------
Net Debt                                $ 874,645  $875,987
                                         ---------  --------

    Credit Agreement EBITDA

    Credit Agreement EBITDA is calculated in accordance with the definition contained in the company's Senior Credit Facility. Credit Agreement EBITDA is defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, certain non-cash and cash charges incurred, expenses associated with the write up of inventory acquired in the GSPP acquisition to fair market value as required by FSAS 121, charges taken resulting from the impact of changes to accounting rules related to the expensing of stock options and pro forma GSPP EBITDA calculated giving pro forma effect to the acquisition calculated in accordance with the methodology applied by the company in its financial statements filed with the SEC.
    Rock-Tenn management uses Credit Agreement EBITDA, along with other factors, to evaluate our financial condition. We believe that Credit Agreement EBITDA is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition and liquidity.

    Set forth below is a reconciliation of Credit Agreement EBITDA to the most directly comparable GAAP measure, net income:


                                                       12 Months Ended
In Millions                                               December 31,
                                                                 2005
                                                      ----------------
Net Income                                                     $  8.2
Plus/Minus
----------
Interest Expense                                                 43.9
Income Taxes                                                     (2.1)
Depreciation and Amortization                                    90.3
Additional Permitted Charges                                      9.4
Impact of Expensing Stock Options                                 0.3
Pro Forma GSPP EBITDA (1/1/05 - 6/5/05) (A)                      44.6
                                                              --------
Credit Agreement EBITDA                                        $194.6
                                                              --------

(A)  Pro Forma GSPP EBITDA Reconciliation


                                                             Pro Forma
In Millions                                           1/1/05 - 6/5/05
                                                           GSPP EBITDA
                                                      ----------------
Net Income                                                      $14.1
Plus/Minus
----------
Interest Expense                                                   --
Income Taxes                                                      7.3
Depreciation and Amortization                                    16.3
Additional Permitted Charges                                       --
Permitted Pro Forma Adjustments                                   6.9
                                                              --------
Pro Forma GSPP EBITDA (1/1/05 - 6/5/05)                         $44.6
                                                              --------



    CONTACT: Rock-Tenn Company
             David Rees, 678-291-7552